Exhibit 99.1

Equity Bancshares, Inc.

PRESS RELEASE - 01/23/2019

Equity Bancshares, Inc. Announces Fourth Quarter Results and Record Net Income for 2018

Acquires Trust Platform and Hires Key Personnel for Wealth Management and Treasury Services

Completes Three Mergers, Expanding Kansas, Missouri and Oklahoma Footprint

WICHITA, Kansas, January 23, 2019 (GLOBE NEWSWIRE) – Equity Bancshares, Inc. (NASDAQ: EQBK), (“Equity”, “we”, “us”, “our”), the Wichita-based holding company of Equity Bank, reported its unaudited results for the quarter and year ended December 31, 2018, including net income allocable to common stockholders for the year of $35.8 million, or $2.28 per diluted share, and $9.9 million or $0.62 per diluted share in the fourth quarter.

“We continue to focus on providing well-rounded and sophisticated banking solutions for our customers in our four-state franchise, including customized business products, online and mobile banking enhancements, and improved products and services, including trust and wealth management and treasury management,” said Brad Elliott, Chairman and CEO of Equity. “Our priorities for 2019 will focus on organic growth and the addition of capabilities to our platform. We’ve recently hired Gaylyn McGregor to lead our recently-acquired trust and wealth management division, and in 2018 we welcomed Shawna Palmieri to oversee treasury management for business customers. We continue to invest in talent, innovative digital services, and are becoming the financial institution of choice for banking customers in a wide range of communities.”

On May 4, 2018, Equity completed its mergers with Kansas Bank Corporation (“KBC”), parent company of First National Bank of Liberal/Hugoton in Liberal, Kansas, and Adams Dairy Bancshares, Inc. (“Adams”), parent company of Adams Dairy Bank, in Blue Springs, Missouri.  The KBC merger added four bank locations in Liberal, Kansas, one bank location in Hugoton, Kansas, and total assets of $336.1 million.  The Adams merger added one bank location in Blue Springs, Missouri, and total assets of $115.8 million. Results of operations of KBC and Adams are included in Equity’s 2018 results of operations subsequent to each merger.

Equity expanded its Oklahoma footprint by completing its merger with City Bank and Trust Company (“City Bank”) of Guymon, Oklahoma, on August 23, 2018. The merger added one bank location in Guymon, Oklahoma and total assets of $163.3 million.  Results of operations of City Bank are included in Equity’s 2018 results of operations subsequent to the merger.

Notable Items:

•

Income before taxes for the fourth quarter of 2018 was $12.9 million, or $0.80 per diluted share, compared to $7.5 million, or $0.54 per diluted share, for the same time period in 2017.  Income before taxes, adjusted to exclude merger expense, was $13.8 million, or $0.86 per diluted share, for the fourth quarter of 2018, compared to $10.7 million, or $0.78 per diluted share, for the fourth quarter of 2017.

•

Stated diluted earnings per share in the fourth quarter of 2018 were $0.62.  Merger expenses, adjusted for estimated income tax, were $712 thousand in the fourth quarter of 2018, or $0.04 per diluted share.

•

Net income allocable to common stockholders, adjusted for merger expenses, was $10.6 million, or $0.66 per diluted share in the fourth quarter of 2018, compared to 2017 fourth quarter net income allocable to common stockholders, adjusted for merger expenses of $6.4 million, or $0.46 per diluted share.

Highlights of Equity’s growth include:

•

Total loans held for investment of $2.54 billion at December 31, 2018, as compared to total loans held for investment of $2.10 billion at December 31, 2017.  The increase of $439.7 million includes organic growth of $120.5 million, or 5.7%, $159.4 million of loans added in the KBC merger, $82.7 million of loans added in the Adams merger, and $77.1 million of loans added in the City Bank merger.

•

Total deposits were $3.12 billion at December 31, 2018 compared to $2.38 billion at December 31, 2017.  Signature Deposits, or core deposits comprised of checking accounts, savings accounts, and money market accounts, were $2.12 billion at December 31, 2018, compared to $1.61 billion at December 31, 2017.  Organic signature deposit growth was 9.3% for the year.  In addition, the KBC merger added total

Equity Bancshares, Inc.

PRESS RELEASE - 01/23/2019

deposits of $288.4 million, the Adams merger added total deposits of $97.1 million, and the City Bank merger added total deposits of $126.9 million.
•

Total assets of $4.06 billion at December 31, 2018, compared to $3.17 billion at December 31, 2017.  The KBC merger added total assets of $336.1 million, the Adams merger added total assets of $115.8 million, and the City Bank merger added total assets of $163.3 million.

•	Book value per common share of $28.87 at December 31, 2018 and $25.62 at December 31, 2017. Tangible book value per common share of $19.08 at December 31, 2018 and $17.61 at December 31, 2017.

On September 24, 2018, Equity announced that it entered into a definitive branch purchase and assumption agreement to acquire certain assets and assume the deposits of two bank locations in Guymon, Oklahoma and one bank location in Cordell, Oklahoma from MidFirst Bank of Oklahoma City, Oklahoma. The transaction is expected to close later in the first quarter of 2019, subject to customary closing conditions and regulatory approval. After the transaction closes, Equity will operate 52 bank locations in four states.

Financial Results for Year Ended December 31, 2018

Net income allocable to common stockholders was $35.8 million for the year ended December 31, 2018, as compared to $20.6 million for the year ended December 31, 2017, an increase of $15.2 million, or 73.5%.  Beginning March 11, 2017, financial results reflect our merger with Prairie State Bancshares, Inc. (“Prairie”) of Hoxie, Kansas.  The merger of Prairie added three bank locations in western Kansas with total assets of $153.1 million.  Beginning November 11, 2017, financial results reflect our mergers with Eastman National Bancshares, Inc. (“Eastman”) and Cache Holdings, Inc. (“Cache”).  The merger of Eastman added one location in Newkirk, Oklahoma, three locations in Ponca City, Oklahoma, and total assets of $281.5 million.  The merger of Cache added one location in Tulsa, Oklahoma with total assets of $343.4 million.  Merger expenses of $7.5 million, $5.7 million after tax, are included in 2018 results.  These costs were incurred mainly in connection with the KBC, Adams and City Bank mergers.  Merger expenses of $5.4 million, $3.5 million after tax, are included in 2017 results. These costs were incurred mostly in connection with the Prairie, Eastman, and Cache mergers, with a very small amount attributable to the then pending KBC and Adams mergers.

Diluted earnings per share were $2.28 for the year ended December 31, 2018, as compared to $1.62 for the comparable period of 2017.  Weighted average fully diluted shares were 15,708,784 and 12,707,184 for the years ended December 31, 2018 and 2017.  The increase in weighted average fully diluted shares reflects the issuance of 820,849 and 344,063 shares in connection with Equity’s May 2018 mergers with KBC and Adams.

Net interest income was $124.8 million for the year ended December 31, 2018, as compared to $86.0 million for the year ended December 31, 2017, a $38.8 million, or 45.1% increase.  The additional net interest income was primarily driven by an increase in yield on interest-earning assets and growth in loans and securities balances, partially offset by higher interest expense as we funded the increase in earning assets with more deposits and borrowings and an overall increase in the average cost of funds.

Our net interest margin was 3.81% for the year ended December 31, 2018, as compared to 3.83% for the year ended December 31, 2017.

The provision for loan losses was $4.0 million for the year ended December 31, 2018, as compared to $3.0 million for the year ended December 31, 2017.  Net charge-offs for the twelve months ended December 31, 2018 were $1.0 million versus $887 thousand in net charge offs for the same period of 2017.

Total non-interest income was $19.7 million for the year ended December 31, 2018 compared to $15.4 million for the year ended December 31, 2017.  Increases in service charges and fees and debit card income are principally attributable to the addition of accounts and higher transaction volumes associated with the Prairie, Eastman, Cache, KBC, Adams and City Bank mergers.  Non-interest income includes the increase in the value of bank-owned life insurance of $2.2 million and $1.4 million for the twelve-month periods ended December 31, 2018 and 2017.  This change is the result of purchasing additional policies in late 2017.

Equity Bancshares, Inc.

PRESS RELEASE - 01/23/2019

Total non-interest expense was $94.4 million for the year ended December 31, 2018, as compared to $67.5 million for the year ended December 31, 2017.  These results primarily reflect the full-year effect of the March 2017 Prairie merger and the November 2017 Eastman and Cache mergers, the May 2018 KBC and Adams mergers and the August 2018 City Bank merger.  Also, the results reflect additional lending, customer service, corporate and operations staff indirectly attributable to mergers and organic growth and increased data processing costs due to more accounts and higher transaction volumes.  Non-interest expense also includes merger expenses of $7.5 million ($5.7 million after tax) for the year ended December 31, 2018 while 2017 merger expenses totaled $5.4 million ($3.5 million after-tax).

Equity’s effective tax rate for the twelve-month period ended December 31, 2018 was 22.4%, as compared to 33.5% for the twelve-month period ended December 31, 2017.  On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Reform”) was enacted and reduced the U.S. federal statutory income tax rate from the 35% rate applicable in 2017 to 21% in 2018.  Equity’s estimated annual effective tax rate was reduced approximately 12 percentage points in 2018 principally due to this reduction in the U.S. federal statutory rate.  In addition to the statutory tax rates applicable in each period, the estimated annual effective tax rate for both 2018 and 2017 reflect the levels of tax-exempt interest income, non-taxable life insurance income, non-deductible facilitative merger expenses and other non-deductible expenses included in income before income taxes as well as available federal income tax credits.  Partially offsetting the benefit of the rate reduction was a decrease in excess tax benefits associated with the exercise of stock options recorded during the year ended December 31, 2018, as compared to the same time period in the prior year.  Excess tax benefits were $26 thousand in 2018, down $344 thousand from the excess tax benefits recorded in 2017.

Fourth Quarter Financial Results

Net income allocable to common stockholders was $9.9 million for the three months ended December 31, 2018, as compared to $4.3 million for the three months ended December 31, 2017, an increase of $5.7 million or 132.2%.

Diluted earnings per share were $0.62 for the three months ended December 31, 2018, as compared to $0.31 for the comparable period of 2017.  Weighted average fully diluted shares were 16,095,063 and 13,809,533 for the three months ended December 31, 2018 and 2017.  The increase in weighted average fully diluted shares reflect the issuance of 2,370,688 shares in connection with Equity’s November 2017 mergers with Eastman and Cache and 1,164,912 shares in connection with Equity’s May 2018 mergers with KBC and Adams.

Net interest income was $33.3 million for the three months ended December 31, 2018, as compared to $24.6 million for the three months ended December 31, 2017, an $8.7 million or 35.6% increase.  The additional net interest income was primarily driven by growth in loans and securities balances and to a lesser extent an increase in average yield on loans, partially offset by an increase in interest expense as we funded the growth in earning assets with more deposits and borrowings and an overall increase in the average cost of funds.

Our net interest margin was 3.70% for the three months ended December 31, 2018, as compared to 3.79% for the three months ended December 31, 2017.  The decrease in net interest margin was due to the cost of interest-bearing liabilities rising at a faster rate than interest-earning assets during the last quarter of the year. The increase in cost of funds is primarily from the increase in cost of both retail and public fund deposits.  The cost of retail deposits have increased as the general level of interest rates have risen and from an increased level of market competition on this type of deposit, which are desirable due to its lower level of interest rate sensitivity.  The cost of public fund deposits have increased due to the level of competition over these deposits, from both other financial institutions and state investment funds, and due to the timing of the investment of these funds in an elevated interest rate environment.

The provision for loan losses was $750 thousand for the three months ended December 31, 2018, as compared to $503 thousand for the three months ended December 31, 2017.  For the three months ended December 31, 2018, we had net charge-offs of $307 thousand, as compared to a net recovery of $26 thousand for the same period in 2017.

Total non-interest income for the quarter ended December 31, 2018 was $5.4 million, compared to $4.1 million for the quarter ended December 31, 2017.  Increases in service charges and fees and debit card income are principally

Equity Bancshares, Inc.

PRESS RELEASE - 01/23/2019

attributable to the addition of accounts and higher transaction volumes associated with the Eastman, Cache, KBC and Adams mergers and to a lesser extent, the August 2018 merger with City Bank.  Non-interest income includes the increase in value of bank-owned life insurance of $518 thousand and $377 thousand for the three-month periods ended December 31, 2018 and 2017.

Total non-interest expense was $25.1 million for the quarter ended December 31, 2018, compared to $20.7 million for the quarter ended December 31, 2017.  These results reflect the effect of the November 2017 addition of five locations in northern Oklahoma; the May 2018 addition of five locations in southwest Kansas plus one location in Blue Springs, Missouri; and the August 2018 addition of one location in Guymon, Oklahoma.  In addition, the results reflect added lending, customer service, corporate and operations staff indirectly attributable to mergers and organic growth and increased data processing costs due to more accounts and higher transaction volumes.  Non-interest expense also includes merger expenses of $938 thousand ($712 thousand after tax) for the three months ended December 31, 2018.  Merger expenses for the three months ended December 31, 2017, totaled $3.3 million ($2.1 million thousand after tax).

Equity’s effective tax rate was 23.0% for the three months ended December 31, 2018, as compared to 42.8% for the quarter ended December 31, 2017.  The effective tax rates for each of the comparable periods reflect the applicable statutory tax rates as well as the levels of tax-exempt interest income, non-taxable life insurance income, non-deductible facilitative merger expense and other non-deductible expense included in income before income taxes as well as available federal income tax credits.  The 2017 provision for income taxes also includes a fourth quarter charge of $1.1 million related to the re-measurement of Equity’s net deferred tax assets upon the enactment of Tax Reform.

Loans, Deposits and Total Assets

Loans held for investment were $2.54 billion at December 31, 2018, as compared to $2.10 billion at December 31, 2017, an increase of $439.7 million.  The increase in loans held for investment includes $159.4 million and $82.7 million of net loans acquired in the May 2018 KBC and Adams mergers, $77.1 million of net loans acquired in the August 2018 City Bank merger plus $120.5 million of organic loan growth.

As of December 31, 2018, Equity’s allowance for loan losses to total loans was 0.45%, as compared to 0.40% at December 31, 2017.  Total reserves, including purchase discounts, to total loans were approximately 1.03% as of December 31, 2018, as compared to 1.21% at December 31, 2017.  Nonperforming assets of $39.6 million as of December 31, 2018, were 0.97% of total assets and include nonperforming assets of $979 thousand acquired in the KBC merger, $1.1 million acquired in the Adams mergers and $6.3 million acquired in the City Bank merger.  Nonperforming assets at December 31, 2017, were $48.2 million or 1.52% of total assets.

Total deposits were $3.12 billion at December 31, 2018, as compared to $2.38 billion at December 31, 2017.  Total deposits increased $741.4 million between December 31, 2017, and December 31, 2018.  This increase included $288.4 million of deposits assumed in the KBC merger, $97.1 million of deposits assumed in the Adams merger, $126.9 million of deposits assumed in the City Bank merger and $229.0 million in organic growth. Signature deposits were $2.12 billion at December 31, 2018, as compared to $1.61 billion at December 31, 2017.

At December 31, 2018, Equity had consolidated total assets of $4.06 billion, as compared to $3.17 billion at December 31, 2017, an increase of $891.2 million.  The increase in total assets includes $336.1 million of total assets acquired in the KBC merger, $115.8 million of total assets acquired in the Adams merger and $163.3 million of total assets acquired in the City Bank merger.

Capital and Borrowings

In connection with the KBC and Adams mergers, Equity issued 820,849 shares and 344,063 shares, in each case, valued at $39.11 per share, Equity’s closing price on May 4, 2018.  Net of $207 thousand of stock issuance costs, the KBC merger added $31.9 million to stockholders’ equity while the Adams merger added $13.2 million to stockholders’ equity, net of $237 thousand of stock issuance costs.

Equity Bancshares, Inc.

PRESS RELEASE - 01/23/2019

At December 31, 2018, common stockholders’ equity totaled $455.9 million, $28.87 per common share, compared to $374.1 million, $25.62 per common share, at December 31, 2017.  Tangible common equity was $301.3 million and tangible book value per common share was $19.08 at December 31, 2018.  Tangible common equity was $257.2 million and tangible book value per common share was $17.61 at December 31, 2017.  The ratio of common equity tier 1 capital to risk-weighted assets was approximately 11.01% and the total capital to risk-weighted assets was approximately 11.92% at December 31, 2018.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Conference Call and Webcast

Equity’s Chairman and Chief Executive Officer, Brad Elliott, and Chief Financial Officer, Greg Kossover, will hold a conference call and webcast to discuss fourth quarter and full-year 2018 results on Thursday, January 24, 2019 at 11:00 a.m. central time.

Investors, news media and other participants should register for the call or audio webcast at investor.equitybank.com. On Thursday, January 24, 2019, participants may also dial into the call toll-free at (844) 534-7311 from anywhere in the U.S. or (574) 990-1419 internationally, using conference ID no. 4367695.

Participants are encouraged to dial into the call or access the webcast approximately 10 minutes prior to the start time.  Presentation slides to pair with the call or webcast will be posted one hour prior to the call at investor.equitybank.com.

A replay of the call and webcast will be available two hours following the close of the call until January 31, 2019, accessible at (855) 859-2056 with conference ID no. 4367695 at investor.equitybank.com.

About Equity Bancshares, Inc.

Equity Bancshares, Inc. is the holding company for Equity Bank, offering a full range of financial solutions, including commercial loans, consumer banking, mortgage loans, trust and wealth management services and treasury management services, while delivering the high-quality, relationship-based customer service of a community bank. Equity’s common stock is traded on the NASDAQ Global Select Market under the symbol “EQBK.” Learn more at www.equitybank.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended.

Special Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements reflect the current views of Equity’s management with respect to, among other things, future events and Equity’s financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature.  These forward-looking statements are not historical facts, and are

Equity Bancshares, Inc.

PRESS RELEASE - 01/23/2019

based on current expectations, estimates and projections about Equity’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Equity’s control. Accordingly, Equity cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Equity believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from Equity’s expectations include competition from other financial institutions and bank holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses; and similar variables. The foregoing list of factors is not exhaustive.

For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Equity’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2018 and any updates to those risk factors set forth in Equity’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Equity’s underlying assumptions prove to be incorrect, actual results may differ materially from what Equity anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Equity does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, Equity cannot assess the impact of each factor on Equity’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Equity or persons acting on Equity’s behalf may issue.

Media Contact:

John J. Hanley

SVP, Director of Marketing

Equity Bancshares, Inc.

(816) 505-4063

jhanley@equitybank.com

Investor Contact:

Jacob Willis

Investor Relations Officer

Equity Bancshares, Inc.

(316) 779-1675

jwillis@equitybank.com

Unaudited Financial Tables

•	Table 1. Selected Financial Highlights
•	Table 2. Year to Date Analysis of Changes in Net Interest Income
•	Table 3. Quarterly Analysis of Changes in Net Interest Income
•	Table 4. Consolidated Balance Sheets
•	Table 5. Consolidated Statements of Income
•	Table 6. Non-GAAP Financial Measures

Equity Bancshares, Inc.

PRESS RELEASE - 01/23/2019

TABLE 1. SELECTED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share data)

	As of and for the three months ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Statement of Income Data
Net interest income	$33,336	$32,755	$30,920	$27,787	$24,589
Provision for loan losses	750	1,291	750	1,170	503
Net gains (losses) from securities transactions	5	(4)	(2)	(8)	—
Other non-interest income	5,444	5,437	4,594	4,259	4,104
Total non-interest income	5,449	5,433	4,592	4,251	4,104
Merger expenses	938	757	5,236	531	3,267
Other non-interest expense	24,200	22,890	20,739	19,096	17,451
Total non-interest expense	25,138	23,647	25,975	19,627	20,718
Income before income taxes	12,897	13,250	8,787	11,241	7,472
Provision for income taxes	2,972	2,928	1,920	2,530	3,198
Net income	9,925	10,322	6,867	8,711	4,274
Net income allocable to common stockholders	9,925	10,322	6,867	8,711	4,274
Basic earnings per share	0.63	0.65	0.45	0.60	0.32
Diluted earnings per share	0.62	0.64	0.44	0.58	0.31

Balance Sheet Data (at period end)
Securities available-for-sale	$168,875	$172,388	$180,238	$174,717	$162,272
Securities held-to-maturity	748,356	713,899	665,995	522,021	535,462
Gross loans held for investment	2,542,992	2,557,055	2,411,471	2,125,324	2,103,279
Allowance for loan losses	11,454	11,010	10,083	9,316	8,498
Intangible assets, net	154,665	155,430	146,538	115,032	116,922
Total assets	4,061,716	3,931,036	3,712,185	3,176,062	3,170,509
Total deposits	3,123,447	2,821,246	2,635,048	2,368,297	2,382,013
Non-time deposits	2,115,541	1,969,715	1,829,902	1,647,105	1,605,514
Borrowings	464,676	652,755	631,501	414,415	401,652
Total liabilities	3,605,775	3,487,799	3,278,903	2,794,575	2,796,365
Total stockholders’ equity	455,941	443,237	433,282	381,487	374,144
Tangible common equity*	301,276	287,807	286,744	266,455	257,222

Selected Average Balance Sheet Data (quarterly average)
Total gross loans receivable	$2,590,610	$2,516,833	$2,317,071	$2,122,973	$1,850,045
Investment securities	893,642	860,940	767,038	699,055	669,220
Interest-earning assets	3,578,487	3,457,871	3,158,187	2,883,960	2,573,043
Total assets	3,935,722	3,804,114	3,475,786	3,169,131	2,820,548
Interest-bearing deposits	2,501,227	2,251,937	2,148,361	2,043,784	1,821,850
Borrowings	480,417	642,575	495,558	389,120	330,651
Total interest-bearing liabilities	2,981,644	2,894,512	2,643,919	2,432,904	2,152,501
Total deposits	2,991,657	2,709,741	2,556,982	2,390,648	2,140,490
Total liabilities	3,486,272	3,364,343	3,062,312	2,791,236	2,483,029
Total stockholders’ equity	449,450	439,771	413,474	377,895	337,519
Tangible common equity*	294,506	289,515	279,328	261,261	240,899

Performance Ratios
Return on average assets (ROAA) annualized	1.00%	1.08%	0.79%	1.11%	0.60%
Return on total average stockholders equity (ROAE) annualized	8.76%	9.31%	6.66%	9.35%	5.02%
Return on average tangible common equity (ROATCE) annualized*	14.17%	14.91%	10.58%	14.01%	7.41%
Yield on loans annualized	5.91%	5.73%	5.73%	5.55%	5.40%
Cost of interest-bearing deposits annualized	1.45%	1.15%	1.00%	0.94%	0.87%
Cost of total deposits annualized	1.21%	0.95%	0.84%	0.80%	0.74%
Net interest margin annualized	3.70%	3.76%	3.93%	3.91%	3.79%
Efficiency ratio*	62.40%	59.93%	58.40%	59.59%	60.82%
Non-interest income / average assets	0.55%	0.57%	0.53%	0.54%	0.58%
Non-interest expense / average assets	2.53%	2.47%	3.00%	2.51%	2.91%

Capital Ratios
Tier 1 Leverage Ratio	8.60%	8.60%	9.36%	9.45%	10.33%
Common Equity Tier 1 Capital Ratio	11.01%	10.57%	11.13%	11.80%	11.56%
Tier 1 Risk Based Capital Ratio	11.52%	11.07%	11.65%	12.41%	12.17%
Total Risk Based Capital Ratio	11.92%	11.46%	12.03%	12.81%	12.54%
Total stockholders’ equity to total assets	11.23%	11.28%	11.67%	12.01%	11.80%
Tangible common equity to tangible assets*	7.71%	7.62%	8.04%	8.70%	8.42%
Book value per common share	$28.87	$28.07	$27.44	$26.09	$25.62
Tangible book value per common share*	$19.08	$18.22	$18.16	$18.22	$17.61
Tangible book value per diluted common share*	$18.73	$17.86	$17.78	$17.85	$17.29

* The value noted is considered a Non-GAAP financial measure.  For a reconciliation of Non-GAAP financial measures, see Table 6. Non-GAAP Financial Measures

Equity Bancshares, Inc.

PRESS RELEASE - 01/23/2019

TABLE 2. YEAR TO DATE ANALYSIS OF CHANGES IN NET INTEREST INCOME (Unaudited)

(Dollars in thousands)

	Year ended 12/31/2018			Year ended 12/31/2017
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate (3) (4)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate (3) (4)
Interest-earning assets:
Loans (1)	$2,388,509	$137,048	5.74%	$1,576,364	$85,662	5.43%
Total securities	805,855	22,032	2.73%	621,407	15,683	2.52%
Federal funds sold and other	77,681	2,476	3.19%	47,937	1,348	2.81%
Total interest-earning assets	3,272,045	161,556	4.94%	2,245,708	102,693	4.57%
Interest-bearing liabilities:
Total interest-bearing demand and savings	1,401,326	12,683	0.91%	954,038	5,080	0.53%
Certificates of deposit	836,298	13,004	1.56%	647,998	7,642	1.18%
Total interest-bearing deposits	2,237,624	25,687	1.15%	1,602,036	12,722	0.79%
FHLB advances & LOC	430,490	9,039	2.10%	258,951	2,909	1.12%
Other borrowings	72,062	2,032	2.82%	39,999	1,060	2.65%
Total interest-bearing liabilities	2,740,176	36,758	1.34%	1,900,986	16,691	0.88%

Net interest income		$124,798			$86,002
Interest rate spread			3.60%			3.69%

Net interest margin (2)			3.81%			3.83%

(1) Average loan balances include nonaccrual loans.
(2) Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets for the period.
(3) Tax exempt income is not included in the above table on a tax equivalent basis.

(4) Actual unrounded values are used to calculate the reported yield or rate disclosed.  Accordingly, recalculations using the amounts in thousands as disclosed in this report may not produce the same amounts.

	Total Increase/(Decrease)
	Volume Variance (1)	Yield/Rate Variance (1)	Total Variance
Interest-earning assets:
Loans	$46,358	$5,028	$51,386
Total securities	4,908	1,441	6,349
Federal funds sold and other	928	200	1,128
Total interest-earning assets	52,194	6,669	58,863
Interest-bearing liabilities:
Total interest-bearing demand and savings	3,131	4,472	7,603
Certificates of deposit	2,558	2,804	5,362
Total interest-bearing deposits	5,689	7,276	12,965
FHLB advances & LOC	2,652	3,478	6,130
Other borrowings	780	192	972
Total interest-bearing liabilities	9,121	10,946	20,067

Net interest income	$43,073	$(4,277)	$38,796

(1) The effect of changes in volume is determined by multiplying the change in volume by the previous year's average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year's volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Equity Bancshares, Inc.

PRESS RELEASE - 01/23/2019

TABLE 3. QUARTERLY ANALYSIS OF CHANGES IN NET INTEREST INCOME (Unaudited)

(Dollars in thousands)

	Quarter ended 12/31/2018			Quarter ended 12/31/2017
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate (3) (4)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate (3) (4)
Interest-earning assets:
Loans (1)	$2,590,610	$38,564	5.91%	$1,850,045	$25,180	5.40%
Total securities	893,642	6,360	2.82%	669,220	4,243	2.52%
Federal funds sold and other	94,235	656	2.76%	53,778	385	2.84%
Total interest-earning assets	3,578,487	45,580	5.05%	2,573,043	29,808	4.60%
Interest-bearing liabilities:
Total interest-bearing demand and savings	1,524,972	4,528	1.18%	1,092,465	1,700	0.62%
Certificates of deposit	976,255	4,593	1.87%	729,385	2,282	1.24%
Total interest-bearing deposits	2,501,227	9,121	1.45%	1,821,850	3,982	0.87%
FHLB advances & LOC	395,239	2,491	2.50%	277,131	942	1.35%
Other borrowings	85,178	632	2.94%	53,520	295	2.19%
Total interest-bearing liabilities	2,981,644	12,244	1.63%	2,152,501	5,219	0.96%

Net interest income		$33,336			$24,589
Interest rate spread			3.42%			3.64%

Net interest margin (2)			3.70%			3.79%

(1) Average loan balances include nonaccrual loans.
(2) Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets for the period.
(3) Tax exempt income is not included in the above table on a tax equivalent basis.

(4) Actual unrounded values are used to calculate the reported yield or rate disclosed.  Accordingly, recalculations using the amounts in thousands as disclosed in this report may not produce the same amounts.

	Total Increase/(Decrease)
	Volume Variance (1)	Yield/Rate Variance (1)	Total Variance
Interest-earning assets:
Loans	$10,844	$2,540	$13,384
Total securities	1,539	578	2,117
Federal funds sold and other	282	(11)	271
Total interest-earning assets	12,665	3,107	15,772
Interest-bearing liabilities:
Total interest-bearing demand and savings	887	1,941	2,828
Certificates of deposit	929	1,382	2,311
Total interest-bearing deposits	1,816	3,323	5,139
FHLB advances & LOC	516	1,033	1,549
Other borrowings	277	60	337
Total interest-bearing liabilities	2,609	4,416	7,025

Net interest income	$10,056	$(1,309)	$8,747

(1) The effect of changes in volume is determined by multiplying the change in volume by the previous year's average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the prior year's volume. The changes attributable to both volume and rate, which cannot be segregated, have been allocated to the volume variance and the rate variance in proportion to the relationship of the absolute dollar amount of the change in each.

Equity Bancshares, Inc.

PRESS RELEASE - 01/23/2019

TABLE 4. CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	December 31, 2018	December 31, 2017
ASSETS
Cash and due from banks	$192,735	$48,034
Federal funds sold	83	4,161

Cash and cash equivalents	192,818	52,195

Interest-bearing time deposits in other banks	4,991	3,496
Available-for-sale securities	168,875	162,272
Held-to-maturity securities, fair value of $739,989 and $532,744	748,356	535,462
Loans held for sale	35,388	16,344
Loans, net of allowance for loan losses of $11,454 and $8,498	2,531,538	2,094,781
Other real estate owned, net	6,372	7,907
Premises and equipment, net	80,442	63,449
Bank-owned life insurance	73,105	68,384
Federal Reserve Bank and Federal Home Loan Bank stock	29,214	24,373
Interest receivable	17,372	12,371
Goodwill	131,712	104,907
Core deposit intangibles, net	21,725	10,738
Other	19,808	13,830

Total assets	$4,061,716	$3,170,509

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$503,831	$366,530

Total non-interest bearing deposits	503,831	366,530

Savings, NOW and money market	1,611,710	1,238,984
Time	1,007,906	776,499

Total interest-bearing deposits	2,619,616	2,015,483

Total deposits	3,123,447	2,382,013

Federal funds purchased and retail repurchase agreements	50,068	37,492
Federal Home Loan Bank advances	384,898	347,692
Bank stock loan	15,450	2,500
Subordinated debentures	14,260	13,968
Contractual obligations	3,965	1,967
Interest payable and other liabilities	13,687	10,733
Total liabilities	3,605,775	2,796,365

Stockholders’ equity
Common stock	173	161
Additional paid-in capital	379,085	331,339
Retained earnings	101,326	65,512
Accumulated other comprehensive loss	(4,867)	(3,092)
Employee stock loans	(121)	(121)
Treasury stock	(19,655)	(19,655)
Total stockholders’ equity	455,941	374,144
Total liabilities and stockholders’ equity	$4,061,716	$3,170,509

Equity Bancshares, Inc.

PRESS RELEASE - 01/23/2019

TABLE 5. CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Interest and dividend income
Loans, including fees	$38,564	$25,180	$137,048	$85,662
Securities, taxable	5,272	3,378	17,943	12,308
Securities, nontaxable	1,088	865	4,089	3,375
Federal funds sold and other	656	385	2,476	1,348

Total interest and dividend income	45,580	29,808	161,556	102,693

Interest expense
Deposits	9,121	3,982	25,687	12,722
Federal funds purchased and retail repurchase agreements	37	24	114	64
Federal Home Loan Bank advances	2,491	942	9,039	2,909
Bank stock loan	283	16	731	16
Subordinated debentures	312	255	1,187	980

Total interest expense	12,244	5,219	36,758	16,691

Net interest income	33,336	24,589	124,798	86,002
Provision for loan losses	750	503	3,961	2,953

Net interest income after provision for loan losses	32,586	24,086	120,837	83,049
Non-interest income
Service charges and fees	2,029	1,522	7,250	5,319
Debit card income	1,736	1,162	6,178	4,547
Mortgage banking	281	409	1,298	1,955
Increase in value of bank-owned life insurance	518	377	2,199	1,445
Net gains (losses) from securities transactions	5	—	(9)	271
Other	880	634	2,809	1,903

Total non-interest income	5,449	4,104	19,725	15,440

Non-interest expense
Salaries and employee benefits	13,137	9,565	48,018	33,960
Net occupancy and equipment	2,188	1,684	8,126	6,305
Data processing	2,257	1,357	8,094	4,927
Professional fees	1,157	626	3,402	2,363
Advertising and business development	916	428	3,002	2,105
Telecommunications	523	225	1,775	1,191
FDIC insurance	325	330	1,536	945
Courier and postage	304	251	1,183	935
Free nation-wide ATM cost	369	249	1,355	932
Amortization of core deposit intangibles	740	338	2,443	1,025
Loan expense	195	335	1,005	993
Other real estate owned	(23)	29	(71)	523
Merger expenses	938	3,267	7,462	5,352
Other	2,112	2,034	7,057	5,907

Total non-interest expense	25,138	20,718	94,387	67,463

Income before income taxes	12,897	7,472	46,175	31,026
Provision for income taxes	2,972	3,198	10,350	10,377

Net income	$9,925	$4,274	$35,825	$20,649

Net income allocable to common stockholders	$9,925	$4,274	$35,825	$20,649

Basic earnings per share	$0.63	$0.32	$2.33	$1.66

Diluted earnings per share	$0.62	$0.31	$2.28	$1.62

Equity Bancshares, Inc.

PRESS RELEASE - 01/23/2019

TABLE 6. Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands, except per share data)

	As of and for the three months ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Total stockholders’ equity	$455,941	$443,237	$433,282	$381,487	$374,144
Less: goodwill	131,712	131,723	125,485	103,412	104,907
Less: core deposit intangibles, net	21,725	22,466	19,800	10,355	10,738
Less: mortgage servicing asset, net	11	13	14	16	17
Less: naming rights, net	1,217	1,228	1,239	1,249	1,260

Tangible common equity	$301,276	$287,807	$286,744	$266,455	$257,222
Common shares issued at period end	15,793,095	15,792,695	15,780,777	14,609,414	14,605,607
RSU shares vested	—	—	6,768	11,844	—

Common shares outstanding at period end	15,793,095	15,792,695	15,787,545	14,621,258	14,605,607

Diluted common shares outstanding at period end	16,085,729	16,118,067	16,131,096	14,923,798	14,873,257

Book value per common share	$28.87	$28.07	$27.44	$26.09	$25.62

Tangible book value per common share	$19.08	$18.22	$18.16	$18.22	$17.61

Tangible book value per diluted common share	$18.73	$17.86	$17.78	$17.85	$17.29

Total assets	$4,061,716	$3,931,036	$3,712,185	$3,176,062	$3,170,509
Less: goodwill	131,712	131,723	125,485	103,412	104,907
Less: core deposit intangibles, net	21,725	22,466	19,800	10,355	10,738
Less: mortgage servicing asset, net	11	13	14	16	17
Less: naming rights, net	1,217	1,228	1,239	1,249	1,260

Tangible assets	$3,907,051	$3,775,606	$3,565,647	$3,061,030	$3,053,587

Total stockholders’ equity to total assets	11.23%	11.28%	11.67%	12.01%	11.80%

Tangible common equity to tangible assets	7.71%	7.62%	8.04%	8.70%	8.42%

Total average stockholders’ equity	$449,450	$439,771	$413,474	$377,895	$337,519
Less: average intangible assets and preferred stock	154,944	150,256	134,146	116,634	96,620

Average tangible common equity	$294,506	$289,515	$279,328	$261,261	$240,899

Net income allocable to common stockholders	$9,925	$10,322	$6,867	$8,711	$4,274
Amortization of intangible assets	752	707	637	396	349
Less: tax effect of intangible assets amortization	158	148	134	83	122

Adjusted net income allocable to common stockholders	$10,519	$10,881	$7,370	$9,024	$4,501

Return on total average stockholders’ equity (ROAE) annualized	8.76%	9.31%	6.66%	9.35%	5.02%

Return on average tangible common equity (ROATCE) annualized	14.17%	14.91%	10.58%	14.01%	7.41%

Non-interest expense	$25,138	$23,647	$25,975	$19,627	$20,718
Less: merger expenses	938	757	5,236	531	3,267

Non-interest expense, excluding merger expenses	$24,200	$22,890	$20,739	$19,096	$17,451

Net interest income	$33,336	$32,755	$30,920	$27,787	$24,589

Non-interest income	$5,449	$5,433	$4,592	$4,251	$4,104
Less: net gains (losses) from securities transactions	5	(4)	(2)	(8)	—

Non-interest income, excluding net gains (losses) from securities transactions	$5,444	$5,437	$4,594	$4,259	$4,104

Net interest income plus non-interest income, excluding net gains (losses) from securities transactions	$38,780	$38,192	$35,514	$32,046	$28,693
Non-interest expense to net interest income plus non-interest income	64.81%	61.92%	73.14%	61.26%	72.21%

Efficiency ratio	62.40%	59.93%	58.40%	59.59%	60.82%